Exhibit 99.1

News Release

For immediate release	For more information contact:
December 27, 2017	Jeff Keyes
Chief Financial Officer
858-726-1600
ir@digirad.com

Digirad Announces Sale of its MDSS Service Contracts
to Philips North America

Suwanee, GA. - December 27, 2017 - Digirad Corporation (Nasdaq: DRAD) (the “Company”) today announced that it has entered into a definitive purchase agreement (“the Agreement”) with Philips North America (“Philips”) to sell its Medical Device Sales and Service (“MDSS”) business unit service contracts. Total consideration under the Agreement is $8 million.

Digirad President and CEO Matt Molchan said, “Over the last few months we have been evaluating our opportunity to run this service business outside our prior Philips relationship, and we determined that the best value for the business would be in the hands of Philips. We are very pleased with the economics and outcome of this Agreement, and this transaction will better position Digirad to focus on its core business - providing convenient mobile diagnostic healthcare solutions.”

The MDSS business unit provided post warranty contract maintenance services for large diagnostic imaging equipment, primarily in the upper mid-west region of the United States, for Philips products.

The Agreement is subject to customary closing conditions, and is expected to close on January 31, 2018. The Company expects to apply the net proceeds from the sale to its existing line of credit with Comerica. As part of the Agreement, Digirad and Philips agreed to extend its prior Consolidated Service Agreement to continue to provide installation and warranty services sold in the same upper mid-west region through January 31, 2018.

About Digirad Corporation
Digirad delivers convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad’s diverse portfolio of mobile healthcare solutions and diagnostic imaging equipment and services, provides hospitals, physician practices, and imaging centers through the United States access to technology and services necessary to provide exceptional patient care in the rapidly changing healthcare environment. For more information, please visit www.digirad.com.
Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company’s ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks are detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including the

Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.